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                                                                    EXHIBIT 99.1

CONTACT: MARION INGRAM                        PHONE:931-380-2265
COMMUNITY FIRST BANK & TRUST                  FAX: 931-388-3188
501 S. JAMES CAMPBELL BLVD
COLUMBIA, TENNESSEE 38401


NEWS RELEASE


COMMUNITY FIRST, INC. REPORTS RECORD EARNINGS

ASSETS GROW TO $257 MILLION AND EARNINGS WERE UP 69%.

            Community First, Inc, the holding company for Community First Bank & Trust today reported record earnings for 2004. The Company reported net income for the year ended December 31, 2004, of $2,132,000, an increase of 68.7 percent when compared to Community First's net income of $1,264,000, for the year ended December 31, 2003. Earnings per share for the year were $1.56. The Company also reported net income of $642,000 for the quarter ended December 31, 2004, an increase of 61 percent when compared to Community First's net income of $399,000 for the same quarter last year. Net interest income for the year ended December 31, 2004 was $8.321 million compared to $6.181 million for the same period in 2003. Net interest income for the quarter ended December 31, 2004 was $2.309 million compared to $1.749 million for the quarter ended December 31, 2003.

            Total assets grew to $257 million as of December 31, 2004, up $40 million or 18.3 percent from the $217 million reported at December 31, 2003. Loans as of December 31, 2004 were $211 million, or 23 percent higher than the $172 million reported at December 31, 2003. Total deposits increased to $224 million at December 31, 2004, or 15 percent higher than the $195 million reported at December 31, 2003.

            "We are extremely pleased with our earnings growth for 2004," said Marc R. Lively, President and CEO of Community First. "We also experienced extraordinary growth in loans, deposits and total assets which escalated throughout 2004 and we believe should provide great momentum for 2005 for our continued growth in Maury County and our expansion into Williamson County." Lively further added that in addition to the strong financial performance the bank's credit quality remained strong with delinquency levels and total loans charged-off at some of the lowest levels in the Bank's history.

OTHER 2004 HIGHLIGHTS

            The bank expects to occupy its newly constructed operation center in Columbia, Tennessee by the middle of February.

            Community First currently has 63 associates, an increase of 12 employees since December 31, 2003. Approximately 15 associate additions are currently planned for 2005.

            During the first quarter of 2004, the firm successfully completed its second follow-on stock offering, issuing 180,000 common shares at $25 per share. The offering resulted in net proceeds of $4.5 million in additional capital to support the growth of the Bank.

            Community First has completed negotiations on the site of its fifth office to be located on Carothers Parkway in the Cool Springs area of Franklin, Tennessee. Construction of this site is expected to be completed by year end 2005.

            The bank recently added two new ATMs bringing its network in Maury County to 11 ATMs.




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            Additional information concerning Community First can be accessed at
www.cfbk.com.

            Community First, Inc. is the holding company for Community First Bank & Trust, a Columbia, Tennessee, commercial bank with four offices in Maury County, and a loan production office in Williamson County. The company operates eleven ATMs in Maury County and provides a comprehensive line of banking services to consumers and businesses in the Middle Tennessee area.


This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Statements that are not historical or current facts, including statements about beliefs and expectations are forward looking statements. These forward-looking statements cover, among other things, anticipated future growth trends and the future prospects of the Company. These statements include certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. All forward-looking statements included in this news release are based on information available at the time of the release and are subject to certain risk and uncertainties including, but not limited to, the Company's ability to successful expand into Williamson County, changes in the economic conditions in the Company's market areas, regulatory and legislature changes, competition in the Company's market areas, and changes in interest rates. The Company assumes no obligation to update any forward-looking statement.